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                                  EXHIBIT INDEX
                                  -------------

27.1      FDS - CIGNA S&P 500 Index Fund.

27.4A     FDS - CIGNA Money Market Fund - Institutional Class.

27.4B     FDS - CIGNA Money Market Fund - Retail Class.

27.5      FDS - CIGNA Income Fund.

77B.      Accountant's report on internal control